Exhibit 32.1

Certification of Chief Executive Officer

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

The undersigned hereby certifies that, to his or her knowledge, (i) the Form 10-QSB filed by United Financial, Inc. (the “Issuer”) for the quarter ended September 30, 2003, fully complies with the requirements of Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 and (ii) the information contained in that report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the periods presented therein.

A signed original of this written statement required by Section 906 has been provided to the Issuer. and will be retained by the Issuer. and furnished to the Securities and Exchange Commission or its staff upon request.

Date:	November 14, 2003	/s/ William M. Griffith, Jr.

William M. Griffith, Jr.
President & Chief Executive Officer